THE  TERMS  AND  CONDITIONS  OF THE  EXCHANGE  OFFER  FOR  CLASS C
         CONVERTIBLE PREFERRED STOCK OF CORNERSTONE INTERNET SOLUTIONS COMPANY IS BEING AMENDED HEREBY. FOR A DESCRIPTION OF THE AMENDED TERMS AND CONDITIONS, PLEASE REVIEW THE FOLLOWING SUPPLEMENT.


                     CORNERSTONE INTERNET SOLUTIONS COMPANY


               The following supplements the Offering Circular (the "Offering Circular") of Cornerstone Internet Solutions Company (the "Company") mailed to holders of the Company's currently outstanding Class C Convertible Preferred Stock, $.01 par value ("Class C Preferred Stock") whereby the Company has offered to exchange, on a share for share basis, shares of its newly-issued Class D Convertible Preferred Stock, par value $.01 per share (The "Class D Preferred Stock") for shares of its currently outstanding Class C Preferred Stock. The Closing of the Exchange Offer is not contingent on any minimum number of shares of Class C Preferred Stock being exchanged. The Exchange Offer will expire at 5:00 p.m., New York City time, on November 25, 1998 unless extended by the Company. This Supplement should be read in conjunction with the Offering Circular. Capitalized terms used herein and not otherwise defined shall have the same meaning as ascribed to them in the Offering Circular.

               Please be advised that the conversion terms of the Class D Preferred Stock are being amended to read as follows:

         Conversion. The holders of Class D Preferred Stock shall have the right, at the holders option, at any time commencing after the earlier of (i) June 30, 2000 or (ii) if the closing price of the Common Stock shall have been at least $1.50 per share (subject to adjustment in the event of a subdivision or combination of the shares of Common Stock) on 15 trading days during any 20-consecutive day period to convert each share of Class D Preferred Stock into such whole number of shares of Common Stock equal to the aggregate stated value of the Class D Preferred Stock to be converted divided by $1.00. subject to adjustment.

               As a result of the amendment, the reference to $3.00 per share as it relates to the conversion of the Class D Preferred Stock should be $1.50 on pages 1, 8, 9, 24 and 28 of the Offering Circular.

               To the extent that you have not already delivered to the Company's exchange agent a signed copy of the Letter of Transmittal and you wish to participate in the Exchange Offer,


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the  Letter of  Transmittal  should be sent to the  Exchange  Agent on or before
November 25, 1998.

               If you have any questions or comments relating to the foregoing, please contact Kenneth Gruber at the Company at (212) 343-3920.

                                        Very truly yours,


                                        CORNERSTONE INTERNET SOLUTIONS COMPANY



                                         By:  /s/ Edward Schroeder
                                              ---------------------------------
                                              Edward Schroeder, Chief Executive
                                              Officer and President


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